Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

EAST ASSET MANAGEMENT, LLC,

RAND CAPITAL CORPORATION, and,

SOLELY FOR PURPOSES OF BEING BOUND BY SECTIONS 7.10 AND 10.9(A) AND

(B), RAND CAPITAL MANAGEMENT LLC

DATED AS OF JANUARY 24, 2019

LIST OF EXHIBITS

Exhibit A	—	Form of Administration Agreement

Exhibit B	—	Form of Investment Advisory and Management Agreement

Exhibit C	—	Contributed Loan Schedule

Exhibit D	—	Form of Shareholder Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 24, 2019 (this “Agreement”), by and among East Asset Management, LLC, a Delaware limited liability company (“East”), Rand Capital Corporation, a New York corporation (“Rand”) and, solely for purposes of being bound by Sections 7.10 and 10.9(a) and (b), Rand Capital Management LLC, a Delaware limited liability company (“NEWCO”). Each of East, Rand and, solely for purposes of being bound by Sections 7.10 and 10.9(a) and (b), NEWCO, may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, Rand is currently an internally managed business development company subject to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”);

WHEREAS, the Parties desire to enter into a transaction pursuant to which East will acquire shares of Rand’s common stock, par value $0.10 (the “Rand Common Stock”) from Rand in exchange for the Contributed Investment Assets and the Cash Consideration (the “Stock Purchase”) on the terms and subject to the conditions set forth herein;

WHEREAS, NEWCO will register with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”);

WHEREAS, the board of directors of Rand (the “Rand Board”), including the independent directors thereof, has unanimously determined that the Stock Purchase is advisable and in the best interests of Rand and the holders of Rand Common Stock (the “Rand Stockholders”), and has resolved to recommend that the Rand Stockholders approve the proposals related to the Rand Stockholder Approvals as set forth herein;

WHEREAS, in connection with the consummation of the Stock Purchase, NEWCO and Rand intend to enter into the Investment Advisory Agreement and the Administration Agreement pursuant to which NEWCO will serve as investment adviser and administrator to Rand effective as of the closing of the Stock Purchase (the “Externalization”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Stock Purchase and to prescribe certain conditions to the Stock Purchase.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

“1940 Act Majority” means (a) 67% or more of the shares of Rand Common Stock present at the Rand Stockholder Meeting if the holders of more than 50% of the outstanding shares of Rand Common Stock are present or represented by proxy; or (b) 50% of the outstanding shares of Rand Common Stock, whichever is the less.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.7(d).

“Administration Agreement” means the Administration Agreement substantially in the form of Exhibit A attached hereto, to be entered into between Rand and NEWCO, as administrator, in connection with the Externalization.

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“BDC” means a business development company as defined in Section 2(a)(48) of the Investment Company Act.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined term) under the Contributed Loan Documents.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Cash Consideration” means an amount in cash equal to (a) $25,000,000, minus (b) the Contributed Investment Assets Fair Value, as determined in accordance with Section 3.2.

“Claim” means any claim, action, suit or legal, administrative, arbitral or other proceeding, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cut-off Time” means 5:00 p.m. (New York, New York time) on the second Business Day immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Proposal” means any inquiry, proposal or offer made by any Third Party (including any inquiry, proposal or offer from any of Rand’s Stockholders): (a) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of Rand (for the avoidance of doubt, this fifteen percent (15%) threshold shall be in addition to any shares of Rand Common Stock owned by such Third Party or its Affiliates as of the date of the inquiry, proposal or offer) or (ii) assets (including equity of the Subsidiary) or operations of Rand or its Subsidiary that constitute fifteen percent (15%) or more of the revenues or assets of Rand and its Subsidiary, taken as a whole; or (b) any other transaction not covered in the foregoing clause (a) involving a restructuring or any other change in the operations of Rand that would result in Rand converting from an internally managed BDC to an externally managed BDC, whether or not such transaction is coupled with a capital infusion or purchase of shares of Rand; or (c) any liquidation of Rand, in each case other than the Stock Purchase.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(d).

“Consent” means, with respect to any Contributed Investment Asset, any consent, approval, or authorization of, notice to, or filing with, the Borrower, the administrative agent, the issuer, any co-investor or other Person required or otherwise necessary to sell, assign, transfer, convey, contribute or deliver, or in connection with selling, assigning, transferring, conveying, contributing or delivering, such Contributed Investment Asset to Rand pursuant to the Stock Purchase.

“Contract” means any legally binding written or oral contract, deed, mortgage, lease, commitment, agreement or other binding commitment, arrangement, understanding, document or instrument.

“Contributed Books and Records” means the original (or copies, in the event East is required to retain the original under applicable Law) books and records, information, files, records, data, plans, Contracts and recorded knowledge of East (in whatever format) to the extent relating to the ownership of the Contributed Investment Assets, but excluding the Contributed Loan Documents, Contributed Loan Files and Contributed Loan Notes.

“Contributed Investment Assets” has the meaning set forth in Section 2.1(a).

“Contributed Investment Assets Fair Value” the fair value of the Contributed Investment Assets as determined on the Closing Cut-off Time plus (without duplication) the aggregate amount of accrued but unpaid interest (including uncapitalized payment-in-kind interest earned), penalties, fees, charges and other amounts on the Contributed Investment Assets as of the Closing Cut-off Time, in each case as determined in accordance with GAAP.

“Contributed Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Contributed Loan Documents.

“Contributed Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Contributed Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting East’s ownership, economic or other rights with respect to the Contributed Loans or in which East has an interest, in connection with the Contributed Loans.

“Contributed Loan Files” means credit and transaction files of East relating to the Contributed Loans, including Contributed Loan Documents, third party reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and all other documents that relate to the Contributed Loans.

“Contributed Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in East’s possession or control) issued to the order of East, or copies of a “master” note if no such note was issued to East or an allonge endorsing a note in favor of East, evidencing indebtedness owing to East under a Contributed Loan.

“Contributed Loans” means, collectively, the loans and other securities identified on the Contributed Loan Schedule.

“Contributed Loan Schedule” means the schedule attached hereto as Exhibit C, which identifies (i) each loan and other security to be contributed by East to Rand on the Closing Date, (ii) the name of the Borrower of each such loan, (iii) the interest rate on each such loan, (iv) the maturity date of each such loan, (v) the outstanding unpaid principal amount of each such loan as of the Cut-off Time, (vi) the amount of accrued interest for each such loan; (vii) the amount of accrued but unpaid fees or other amounts (other than accrued interest) for each such loan; (viii) any undrawn commitments with respect to each such loan; and (ix) the Contributed Investment Assets Fair Value for each such loan as of the Cut-off Time; provided, however, that the Contributed Loan Schedule shall be updated in accordance with the provisions of Section 3.2 in order to reflect changes to the information contained therein.

“Cut-off Time” means 5:00 p.m. (New York, New York time) on January 23, 2019.

“East” has the meaning set forth in the preamble to this Agreement.

“East Disclosure Schedule” means that certain disclosure schedule delivered by East to Rand concurrent with the execution of this Agreement.

“East Expenses” means an amount equal to East’s documented out of pocket costs and expenses paid or payable to third parties (including legal, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of East, NEWCO or their respective Affiliates in connection with this Agreement, the Stock Purchase and the Externalization including East’s and NEWCO’s, or their respective Affiliates’ due diligence investigation of Rand and its Subsidiary and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Stock Purchase and the Externalization.

“East Regulatory Agreement” has the meaning set forth in Section 5.4.

“Employment Agreements” has the meaning set forth in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Externalization” has the meaning set forth in the Recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Intellectual Property Rights” means, collectively, all trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, software and other similar rights.

“Intervening Event” means any fact, circumstance, occurrence, effect, change, event or development that is material to Rand that was not known to the Rand Board prior to the execution of this Agreement, which fact, circumstance, occurrence, effect, change, event or development, or any material consequence thereof, becomes known to the Rand Board prior to the receipt of the Rand Stockholder Approvals; provided, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating directly thereto or consequence directly thereof constitute an Intervening Event.

“Investment Advisers Act” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisory Agreement” means the Investment Advisory and Management Agreement in the form of Exhibit B attached hereto, to be entered into between Rand and NEWCO, as investment adviser, in connection with the Externalization.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local, municipal, or foreign constitution, treaty, law (including the common law), statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), judgment, order, writ, decree or injunction.

“Liens” means liens, pledges, charges, claims and security interests and similar encumbrances.

“Management Agreements” means, collectively, the Investment Advisory Agreement and the Administration Agreement.

“Material Adverse Effect” means any occurrence, change, event, effect or development that, individually, or taken together with all other occurrences, changes, events, effects or developments, has or would reasonably be likely to have, a material adverse effect on (a) with respect to Rand, the financial condition, results of operations, assets, liabilities, or business of Rand and its Subsidiary taken as a whole (provided, however, that, with respect to this subsection (a), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects attributable to (i) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industry in which Rand and its Subsidiary operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which Rand and its Subsidiary operate, (iii) actions or omissions taken with the prior express written consent of East, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which Rand and its Subsidiary operate, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (vi) any legal proceedings made or brought by any of the current or former Rand Stockholders (on their own behalf or on behalf of Rand) in connection with the Agreement or the Stock Purchase, or (vii) the public disclosure of this Agreement or the Stock Purchase except, with respect to clauses (i), (ii), (iv) and (v) of this subsection (a), to the extent that the effects of such change disproportionately impact the financial condition, results of operations, assets, liabilities or business of Rand and its Subsidiary, taken as a whole, as compared to other companies in the industry in which Rand and its Subsidiary operate), (b) with respect to East, the financial condition, results of operations, assets, liabilities, or business of East and its Subsidiaries taken as a whole (provided, however, that, with respect to this subsection (b), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects attributable to (i) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industry in which East, as applicable, operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which East, as applicable, operate, (iii) actions or omissions taken with the prior express written consent of Rand, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which East, as applicable, operate or (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, except, with respect to clauses (i), (ii), (iv) and (v) of this subsection (b), to the extent that the effects of such change disproportionately impact the financial condition, results of operations, assets, liabilities or business of East and its Subsidiaries, taken as a whole, as applicable, as compared to other companies in the industry in which East and its Subsidiaries, as applicable, operate), (c) with respect to East, the Contributed Investment Assets or (d) with respect to East or Rand, the ability of East or Rand, as applicable, to timely consummate the Stock Purchase.

“NASDAQ” means the Nasdaq National Market System.

“NEWCO” has the meaning set forth in the preamble to this Agreement.

“New York Courts” has the meaning set forth in Section 10.6.

“NYBCL” means the New York Business Corporation Law, as amended.

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.7(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.7(f).

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer; and (vii) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other statutory Liens securing payments not yet due and payable or that are being contested in good faith in appropriate proceedings, (ii) Liens of landords, carriers, warehousemen, mechanics and materialmen or other like Liens granted or arising in the ordinary course of business securing payment not yet due and payable or being consented in good faith in appropriate proceedings, (iii) Liens arising under the SBA Debentures, (iv) easements, rights of way, and other similar encumbrances that do not materially impact the value of or materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (v) Liens imposed by applicable securities Laws, and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means any entity in which Rand or its Subsidiary has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in Rand’s quarterly or annual reports.

“Proxy Statement” has the meaning set forth in Section 4.4(a).

“Purchased Shares” has the meaning set forth in Section 2.1(d).

“Rand” has the meaning set forth in the preamble to this Agreement.

“Rand Benefit Plans” has the meaning set forth in Section 4.11(a).

“Rand Board” has the meaning set forth in the Recitals to this Agreement.

“Rand Board Recommendation” has the meaning set forth in Section 4.3(b).

“Rand Bylaws” means the by-laws of Rand, as amended and/or restated through the date hereof.

“Rand Certificate” means the certificate of incorporation of Rand, as amended and/or restated through the date hereof.

“Rand Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Rand Contracts” has the meaning set forth in Section 4.3(c).

“Rand Disclosure Schedule” means that certain disclosure schedule delivered by Rand to East in connection with the execution of this Agreement.

“Rand Employees” has the meaning set forth in Section 4.11(a).

“Rand Material Contracts” has the meaning set forth in 4.12(a)(vi).

“Rand Regulatory Agreement” has the meaning set forth in Section 4.5(b).

“Rand SEC Reports” has the meaning set forth in Section 4.5(c).

“Rand Stockholder Approvals” has the meaning set forth in Section 7.3(a).

“Rand Stockholder Meeting” has the meaning set forth in Section 4.3(b).

“Rand Stockholders” has the meaning set forth in the Recitals to this Agreement.

“Rand Voting Debt” means bonds, debentures, notes or other indebtedness of Rand having the right to vote on any matters on which Rand Stockholders may vote.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SBA” means the United States Small Business Administration.

“SBA Approval” has the meaning set forth in Section 7.1(c).

“SBA Debentures” means, collectively, all debentures issued by the SBIC Subsidiary to the SBA.

“SBIC” has the meaning set forth in Section 4.9(c).

“SBIC Subsidiary” means Rand Capital SBIC, Inc.

“SEC” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Agreement” means the Shareholder Agreement substantially in the form of Exhibit D attached hereto, to be entered into between Rand and East in connection with the Closing.

“SRO” has the meaning set forth in Section 4.4(a).

“Stock Purchase” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary”, when used with respect to a Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (i) that, in the case where the specified Party is an SEC-reporting company, is consolidated with such Party for financial reporting purposes under GAAP and, to the extent applicable, Article 6 of the SEC’s Regulation S-X, and (ii) in the case where the specified Party is not an SEC-reporting company, whose securities or other interests having the power to elect a majority of the relevant entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of the relevant entity, are held by the specified Party or by one or more other Subsidiaries of such Party or by such Party and one or more other Subsidiaries of such Party; provided, however, that in no event shall a Portfolio Company of Rand shall be deemed to be an “Subsidiary” of Rand.

“Superior Proposal” means a bona fide written Competing Proposal that the Rand Board determines in good faith, after consultation with its outside financial advisors and legal advisors, and taking into account the terms and conditions of such proposal, the party making such proposal, and the likelihood and anticipated timing of consummation of such Competing Proposal, and all other all legal, financial, regulatory and other aspects of such Competing Proposal, (a) is reasonably likely to be consummated without undue delay relative to the Stock Purchase, taking into account all financial, legal, regulatory and other aspects of such offer, and (b) is more favorable to the Rand Stockholders from a financial point of view than the Stock Purchase and Rand’s entry into the Management Agreements (including any revisions to the terms of this Agreement committed to by East to Rand in writing in response to such Competing Proposal made to Rand under the provisions of Section 7.7(f)); provided however, for these purposes, to the extent relevant to the Competing Proposal in question, all percentages in subsections (a)(i) and (a)(ii) of the definition of Competing Proposal shall be increased to (i) for purposes of subsection (a)(i) of the definition of Competing Proposal, the lesser of (1) fifty percent (50%) of the outstanding Rand Common Stock and (2) such percentage of Rand Common Stock such that the Person submitting the Competing Proposal, together with its Affiliates, would become, upon the closing of the proposed transaction set forth in the Competing Proposal, the beneficial owner of at least fifty percent (50%) of the outstanding Rand Common Stock and (ii) for purposes of subsection (a)(ii) of the definition of Competing Proposal, fifty percent (50%).

“Takeover Statute” has the meaning set forth in Section 4.15.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

“Tax Return” means, with respect to a Person, a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries.

“Termination Fee” has the meaning set forth in Section 9.4(a).

“Third Party” means a third party (or group of Persons) not affiliated with Rand or East, but shall include all Rand Stockholders.

“Welfare Plan” has the meaning set forth in Section 4.11(f).

ARTICLE II

TRANSACTION

2.1 Stock Purchase.

(a) Contributed Investment Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, East shall sell, transfer, assign, convey, contribute and deliver to Rand, free and clear of all Liens (but subject to the terms of the Contributed Loan Documents and restrictions on transfer arising under applicable Law), and Rand shall purchase, accept, assume and acquire from East all of East’s right, title and interest in, to and under the following, wherever located (collectively, the “Contributed Investment Assets”):

(i) each Contributed Loan including, to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of East under the Contributed Loan Documents against any Person, whether known or unknown, arising under, out of, or in connection with the Contributed Loan Documents or in any way based on or related to any of the foregoing;

(ii) the Contributed Loan Documents relating to each Contributed Loan;

(iii) the Contributed Loan Collateral relating to each Contributed Loan;

(iv) the Contributed Loan Files relating to each Contributed Loan; and

(v) the Contributed Books and Records.

(b) Assumed Obligations. From and after the Closing, Rand shall assume all obligations with respect to the Contributed Investment Assets under the Contributed Loan Documents.

(c) Stock Purchase Price. The aggregate consideration payable for the Purchased Shares shall be the sum of (i) the Cash Consideration plus (ii) the Contributed Investment Assets Fair Value, as finally determined in accordance with Section 3.2 below.

(d) Stock Issuance. At the Closing, East shall purchase from Rand, and Rand shall, upon receipt by Rand of the Cash Consideration and the Contributed Investment Assets in accordance with Sections 3.1 and 3.3 below, issue to East a number of newly issued shares of Rand Common Stock equal to (a) (i) the Cash Consideration, plus (ii) Contributed Investment Assets Fair Value, divided by (b) $3.00. The shares of the Rand Common Stock to be issued in the Stock Purchase are referred to herein as the “Purchased Shares”.

(e) Principal Repayments between Closing Cut-off Time and Closing. If any principal payment, interest payment or other payment is made by any Borrower to East with respect to any Contributed Investment Asset between the Closing Cut-off Time and the Closing, such amounts shall be received by East in trust for Rand’s benefit, and East shall either (i) pay over to Rand such amounts via wire transfer of immediately available funds at Closing or as soon thereafter as reasonably practicable (but in no event later than five (5) Business Days following receipt), or (ii) if Closing has not yet occurred, reduce the Contributed Investment Assets Fair Value, and increase the amount of the Cash Consideration, by the amount so received.

ARTICLE III

CLOSING; CLOSING DELIVERIES

3.1 Closing. The closing of the Stock Purchase (the “Closing”) shall take place at 10:00 a.m. on the date and place to be specified by the Parties, which date shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2 Update of Contributed Loan Schedule and Contributed Investment Assets Fair Value.

(a) Immediately following the close of business on the second Business Day prior to the Closing Date, the Contributed Loan Schedule shall be updated as necessary to reflect changes to the information contained therein between the Cut-off Time and Closing Cut-off Time, including, without limitation, changes to the information therein that would result in an adjustment to the Contributed Investment Assets Fair Value and the corresponding calculation of the Cash Consideration. The Contributed Loan Schedule, as so updated as of the Closing Cut-off Time and, with respect to the Contributed Investment Assets Fair Value, as agreed to between the Parties pursuant to Section 3.2(c) below, shall be used for purposes of calculating the Cash Consideration amount.

(b) Contemporaneously with the delivery of the updated Contributed Loan Schedule in accordance with Section 3.2(a), East shall provide Rand a certificate of an officer of East setting forth its good faith calculations of the Contributed Investment Assets Fair Value and the corresponding Cash Consideration, in each case, as determined in accordance with the terms of this Agreement, together with reasonable supporting documentation for such calculation. East will provide Rand and its representatives during normal business hours access reasonably requested by Rand to the work papers and other books and records and personnel of East for purposes of assisting Rand and its representatives in their review of the calculation of the Contributed Investment Assets Fair Value and corresponding Cash Consideration.

(c) To the extent that Rand does not agree with the calculation of the Contributed Investment Assets Fair Value presented by East, the Parties shall promptly negotiate in good faith so as to agree upon the calculation of the Contributed Investment Assets Fair Value. The Contributed Loan Schedule, as so updated as of the Closing Cut-off Time and as agreed to by the Parties, shall be used for purposes of calculating the Contributed Investment Assets Fair Value and corresponding Cash Consideration payable at closing.

3.3 Closing Deliveries. At the Closing,

(a) East shall deliver or cause its Affiliates to deliver, as applicable, to Rand:

(i) a counterpart of each assignment and assumption agreement relating to a Contributed Investment Asset, duly executed on behalf of East, its Affiliate (if applicable) and each Person from whom a Consent, as set forth on Section 5.13(j) of the East Disclosure Schedule, is required in connection with the transfer of such Contributed Investment Asset (unless a separate Consent from each such Person has been delivered to Rand);

(ii) the Contributed Loan Notes with respect to such Contributed Loans;

(iii) the Contributed Loan Documents in the possession or control of East;

(iv) the Contributed Loan Files in the possession or control of East;

(v) the Contributed Books and Records;

(vi) the Cash Consideration by wire transfer of immediately available funds to an account of Rand designated in writing by Rand to East;

(vii) nomination in writing of two or three directors, as applicable based upon the terms of the Shareholder Agreement, to stand for election at the annual meeting of stockholders of Rand, subject to the provisions of the Shareholder Agreement;

(viii) an officer’s certificate signed by an officer of East as required to be delivered under Sections 8.3(a) and 8.3(b);

(ix) (A) a certification of non-foreign status that complies with the requirements of Code Section 1445 and Treasury Regulation Section 1.1445-2(b) and (B) certification pursuant to Code Section 1446(f)(2), in each case, in form and substance reasonably satisfactory to Rand;

(x) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the East certifying that attached thereto are true and complete copies of all resolutions adopted by the members of East authorizing the execution, delivery, and performance of this Agreement and the consummation of the Stock Purchase, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(xi) a copy of the Shareholder Agreement, duly executed by East; and

(xii) such other documents as may be reasonably required by Rand, each in form and substance satisfactory to Rand, to effect the intentions of the Parties contemplated by this Agreement, duly executed by East.

(b) Rand shall deliver to East:

(i) a counterpart of each assignment and assumption agreement relating to a Contributed Investment Asset, duly executed on behalf of Rand;

(ii) the Purchased Shares by book entry transfer to an account for East at Rand’s transfer agent;

(iii) copies of the Management Agreements, duly executed by Rand;

(iv) an officer’s certificate signed by the Chief Executive Officer or the Chief Financial Officer of Rand as required to be delivered under Sections 8.2(a) and 8.2(b);

(v) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Rand Board authorizing the execution, delivery, and performance of this Agreement and the Management Agreements and the consummation of the Stock Purchase, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi) a copy of the Shareholder Agreement, duly executed by Rand; and

(vii) such other documents as may be reasonably required by East, in form and substance satisfactory to East, to effect the intentions of the Parties contemplated by this Agreement, duly executed by Rand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RAND

Except as disclosed in (i) the Rand SEC Reports (as defined in Section 4.5(c) below) filed prior to the date of this Agreement, or (ii) the Rand Disclosure Schedule, Rand hereby represents and warrants to East as follows:

4.1 Corporate Organization.

(a) Rand is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Rand has the requisite corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) Rand is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Rand.

(c) True, complete and correct copies of Rand Certificate and Rand Bylaws have previously been made available to East. Rand is not in violation of Rand Certificate or Rand Bylaws.

(d) The SBIC Subsidiary is the only Subsidiary of Rand. The SBIC Subsidiary (i) is duly incorporated and validly existing and in good standing under the laws of the state of its incorporation, (ii) has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Rand. True, complete and correct copies of the Organizational Documents of the SBIC Subsidiary have previously been made available to East. The SBIC Subsidiary is not in violation of its Organizational Documents.

4.2 Capitalization. (a) The authorized capital stock of Rand consists of 10,000,000 shares of Rand Common Stock, par value $0.10 per share, of which, as of the date of this Agreement, 6,863,034 shares were issued, 6,321,988 shares were outstanding and 541,046 shares were held by the Company as treasury stock. As of the date of this Agreement, no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of Rand Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Rand Voting Debt is issued or outstanding. Except pursuant to this Agreement, Rand does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Rand Common Stock, Rand preferred stock, Rand Voting Debt or any other equity securities of Rand or any securities representing the right to purchase or otherwise receive any shares of Rand Common Stock, Rand preferred stock, Rand Voting Debt or other equity securities of Rand. There are no contractual obligations of Rand or its Subsidiary (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Rand or any equity security of Rand or its Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Rand or its Subsidiary or (B) pursuant to which Rand or its Subsidiary is or could be required to register shares of Rand capital stock or other securities under the Securities Act.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of the SBIC Subsidiary are owned, directly or indirectly, by Rand, free and clear of any Liens, except for any Permitted Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The SBIC Subsidiary does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Except as set forth in Section 4.2(c) of the Rand Disclosure Schedule, neither Rand nor the SBIC Subsidiary has any indebtedness for borrowed money.

4.3 Authority; No Violation.

(a) Rand has full corporate power and authority to execute and deliver this Agreement and to consummate the Stock Purchase. The execution and delivery of this Agreement, the Management Agreements and the consummation of the Stock Purchase have been duly and validly approved by the Rand Board. This Agreement has been duly and validly executed and delivered by Rand and (assuming due authorization, execution and delivery by East) constitutes the valid and binding obligation of Rand, enforceable against Rand in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Rand Board has determined that this Agreement and the Stock Purchase are advisable and in the best interests of Rand and the Rand Stockholders, approved this Agreement and the Stock Purchase in accordance with the NYBCL and Section 23 of the Investment Company Act, resolved to recommend that that Rand Stockholders approve the Rand Stockholder Approvals, and directed that the proposals related to the Rand Stockholder Approvals be submitted to the Rand Stockholders for approval and adoption at a duly held meeting of such Rand Stockholders (the “Rand Stockholder Meeting”), together with the recommendation of Rand Board that Rand Stockholders approve and adopt the proposals related to the Rand Stockholder Approvals (the “Rand Board Recommendation”).

(c) Neither the execution and delivery of this Agreement or the Management Agreements by Rand nor the consummation by Rand of the Stock Purchase, nor compliance by Rand with any of the terms or provisions of this Agreement or the Management Agreements, will (i) assuming the completion of the amendment of the Rand Certificate to increase the number of authorized shares of Rand Common Stock as described in Section 7.3(a)(ii), violate any provision of the Rand Certificate or Rand Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Sections 4.4(a)(i)-(v), Sections 4.4(b)(i) and (iv) and Section 4.4(a) and (b) of the Rand Disclosure Schedule are duly obtained and/or made, (A) violate any Law applicable to Rand or its Subsidiary, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Rand, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Rand or its Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which Rand or its Subsidiary is a party or by which either of them or any of their respective properties or assets is bound (collectively, the “Rand Contracts”).

4.4 Consents and Approvals.

(a) Except for (i) the filing with the SEC of a proxy statement in definitive form (the “Proxy Statement”) relating to the Rand Stockholder Meeting, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NASDAQ, or any other applicable self-regulatory organization (“SRO”), (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Stock Purchase pursuant to this Agreement and the filing of a Form D with the SEC, (iv) compliance with the Investment Company Act, and the rules and regulations promulgated thereunder, (v) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of SBA, or (vi) as set forth on Section 4.4(a) of Rand Disclosure Schedule, no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity by Rand are necessary in connection with the execution and delivery by Rand of this Agreement or the consummation by Rand of the Stock Purchase.

(b) Except for (i) receipt of Rand Stockholder Approvals as contemplated in Section 7.3, (ii) consents under Rand Contracts set forth on Section 4.4(b) of Rand Disclosure Schedule, (iii) matters covered in the immediately preceding Section 4.4(a), and (iv) approval of the Investment Advisory Agreement as described in Section 8.1(b)(i), no consents or approvals of any Person are necessary in connection with the execution and delivery by Rand of this Agreement or the consummation by Rand of the Stock Purchase.

4.5 Reports; Regulatory Matters.

(a) Rand and its Subsidiary have timely filed all reports, registration statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with (i) the SEC, (ii) NASDAQ, (iii) the SBA, and (iv) any other applicable SRO or Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2016, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any SRO or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations of Rand and its Subsidiary conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has, since December 31, 2016, initiated any proceeding, enforcement action or, to the knowledge of Rand, investigation into the business, disclosures or operations of Rand or its Subsidiary. Since December 31, 2016, no SRO or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Rand, investigation into the business, disclosures or operations of Rand or its Subsidiary. There is no unresolved, or, to Rand’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Rand or its Subsidiary.

(b) Neither Rand nor its Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Rand Regulatory Agreement”), nor has Rand or its Subsidiary been advised since December 31, 2016 by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Rand Regulatory Agreement.

(c) Rand has filed on the SEC’s EDGAR system each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Rand or its Subsidiary pursuant to the Securities Act or the Exchange Act since December 31, 2016 (the “Rand SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Rand to Rand Stockholders since December 31, 2016 and prior to the date of this Agreement. No such Rand SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Rand SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Rand has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are not outstanding or unresolved comments from the SEC with respect to any Rand SEC Report and, as of the date of this Agreement, no Rand SEC Report is subject to any ongoing review by the SEC.

4.6 Financial Statements.

(a) The consolidated financial statements of Rand and its Subsidiary included in the Rand SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Rand and its Subsidiary, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Rand and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments immaterial in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Neither Rand nor its Subsidiary has any material liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Rand included in its Annual Report on Form 10-K for the annual period ended December 31, 2017 (including any notes thereto) and for liabilities and obligations incurred in a commercially reasonable manner since the date of such balance sheet and such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect on Rand.

(c) Rand has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Rand, including its consolidated Subsidiary, required to be disclosed by Rand in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such material information is accumulated and communicated to the “principal executive officer” and the “principal financial officer” (each as defined in the Sarbanes-Oxley Act) of Rand by others within those entities in connection with the reports Rand is required to file under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act.

(d) Since December 31, 2016, the principal executive officer and the principal financial officer of Rand have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The principal executive officer and the principal financial officer of Rand have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Rand SEC Document filed by Rand.

4.7 Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc., neither Rand nor its Subsidiary has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Stock Purchase.

4.8 Absence of Certain Changes or Events. Since December 31, 2016, (a) the respective businesses of Rand and its Subsidiary have been conducted in the ordinary course of business consistent with past practice, and (b) neither Rand nor its Subsidiary has taken any action that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Rand.

4.9 Legal Proceedings; Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Rand, neither Rand nor its Subsidiary is a party to any, and there are no pending or, to Rand’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Rand or its Subsidiary or to which any of their assets are subject or against or into any officers or directors of Rand or its Subsidiary in such capacities.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Rand, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Rand, its Subsidiary or the assets of Rand or its Subsidiary.

(c) The SBIC Subsidiary is licensed to operate as a Small Business Investment Company (“SBIC”) by the SBA. The SBIC Subsidiary’s SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any examination report prepared by the SBA regarding the SBIC Subsidiary are outstanding or unresolved.

(d) Rand and its Subsidiary hold all Permits necessary for the lawful conduct of their respective businesses, and have complied with and are not in default in any respect under any, Permit or applicable Law, except for such failures, non-compliance or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Rand.

4.10 Taxes and Tax Returns.

(a) Each of Rand and its Subsidiary (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes shown thereon as due and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Rand or its Subsidiary for which Rand does not have reserves that are adequate under GAAP. Neither Rand nor its Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Rand and its Subsidiary as described in Section 4.10(a) of the Rand Disclosure Schedule).

(b) Rand and its Subsidiary have complied in all material respects with all Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by such Laws, withheld from and paid over all amounts required to be so withheld and paid over under such Laws.

(c) There are no Liens for Taxes upon the assets of Rand or its Subsidiary, except for Liens for Taxes not yet due and payable and Liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.

(d) Neither Rand nor its Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.

(e) No Subsidiary of Rand is a “specified foreign corporation” as defined in Section 965(e) of the Code.

4.11 Employee Matters.

(a) Section 4.11(a) of Rand Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and each incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment for the benefit of any employee, former employee, director or former director of Rand or its Subsidiary (collectively, “Rand Employees”), entered into, maintained or contributed to, or required to be maintained or contributed to by Rand, its Subsidiary or any Person that, together with Rand or its Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, (each such Person, an “ERISA Affiliate”), whether written or oral, and whether or not subject to ERISA (such plans, programs, agreements, practices, policies, arrangements and commitments, herein referred to as the “Rand Benefit Plans”). In addition, Section 4.11(a) of Rand Disclosure Schedule sets forth a true, complete and correct list of each employment agreement or independent contractor agreement for substantial personal services to which Rand or its Subsidiary is a party, other than oral agreements that can be terminated on prior notice of 30 days’ or less, without continuing obligation or penalty (such agreements herein referred to as the “Employment Agreements”).

(b) With respect to each Rand Benefit Plan, Rand has made available to East true, complete and correct copies of the following (as applicable): (i) the current written document evidencing such Rand Benefit Plan (including any related trust agreements or other funding arrangements) and any amendment thereto or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the current summary plan description, and all summaries of material modifications thereto, (iii) the two (2) most recent Form 5500s, annual reports, financial statements and/or actuarial reports, (iv) the most recent IRS determination, opinion or advisory letter, and (v) all material written communications provided to employees in the last twelve (12) months relating to such Rand Benefit Plans and all other material written communications with any governmental agency in the last thirty-six (36) months relating to such Rand Benefit Plans, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedure. Rand has made available to East true, complete and correct copies of any written Employment Agreements including all amendments thereto and, with respect to any Employment Agreement that is not in writing, a written description of the material terms thereof.

(c) (i) Each Rand Benefit Plan (including any related trust) has been maintained, operated and administered (including with respect to reporting and disclosure) in accordance with its terms in all material respects, (ii) all Rand Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Section 409A of the Code, in each case in all material respects, (iii) to Rand’s knowledge no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Rand Benefit Plan which would result in a material penalty, (iv) all contributions to, and payments from, Rand Benefit Plans have been made in accordance with the terms of Rand Benefit Plans, ERISA, the Code and all other applicable Laws in all material respects, (v) there are no current or, to Rand’s knowledge, threatened investigations by any Governmental Entity, termination proceedings, or other claims by any Person (except routine claims for benefits) with respect to Rand Benefit Plans or, to Rand’s knowledge, any fiduciary thereof.

(d) Except as set forth in Section 4.11(d) of Rand Disclosure Schedule, (i) Rand and its Subsidiary and, to Rand’s knowledge, each other party to each Employment Agreement has duly performed all obligations required to be performed by it to date under such agreement, and (ii) to Rand’s knowledge, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Rand or its Subsidiary or, to Rand’s knowledge, any other party thereto under any such Employment Agreement.

(e) Each Rand Benefit Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) has received an IRS determination letter or is comprised of a master and prototype or volume submitter plan that has received a favorable opinion or advisory letter from the IRS. Since the date of each such determination, opinion or advisory letter, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination, opinion or advisory letter or that could reasonably be expected to result in the loss of the qualified status of any such Rand Benefit Plan (or the tax-exempt status of any such trust).

(f) Except as set forth on Section 4.11(f) of Rand Disclosure Schedule, no Rand Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) or Employment Agreement provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law. Each Welfare Plan which provides medical, dental, health or long-term disability benefits (except a flexible spending account) is fully insured and claims with respect to any participant or covered dependent under such Welfare Plan could not result in any uninsured liability to Rand, its Subsidiary or NEWCO (except a flexible spending account).

(g) Except as set forth in Section 4.11(g)(i) of Rand Disclosure Schedule, the execution of this Agreement and the Stock Purchase do not constitute a triggering event under any Rand Benefit Plan, Employment Agreement, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any “parachute payment” (as defined in Section 280G of the Code). Except as set forth on Section 4.11(g)(ii) of Rand Disclosure Schedule, no Rand Benefit Plan or Employment Agreement provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.

4.12 Certain Contracts. (a) Except as set forth in Section 4.12(a) of Rand Disclosure Schedule or as expressly contemplated by this Agreement, neither Rand nor its Subsidiary is a party to or bound by any Rand Contract that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Rand SEC Reports filed prior to the date hereof or that is material to Rand and its Subsidiary, taken as a whole, or their financial condition or results of operations;

(ii) except with respect to investments set forth in the Rand SEC Reports or any other arrangement regarding a Portfolio Company, a joint venture, alliance or partnership agreement;

(iii) other than any arrangement regarding any Portfolio Company, a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Rand and its Subsidiary) relating to indebtedness for borrowed money in an amount in excess of $25,000 individually;

(iv) a non-competition or non-solicitation contract or agreement that purports to limit the manner in which, or the localities in which, the business of Rand and its Subsidiary, taken as a whole, is conducted or the types of businesses that Rand and its Subsidiary, taken as a whole, conduct;

(v) is a contract or agreement requiring expenditures by Rand, and/or its Subsidiary in excess of $25,000 in the aggregate on or after the date of this Agreement or under which Rand and/or its Subsidiary is entitled to receive in excess of $25,000 in the aggregate on or after the date of this Agreement, in each case, excluding payments received related to Portfolio Company investments; or

(vi) other than any arrangement regarding any Portfolio Company, is a contract or agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) that has not yet been consummated (all Rand Contracts described in clauses (i) through (vi), collectively the “Rand Material Contracts”).

(b) Except as set forth in Section 4.12(b) of Rand Disclosure Schedule, (i) each Rand Material Contract is valid and binding on Rand or its Subsidiary and, to the knowledge of Rand, the other parties thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) Rand and its Subsidiary and, to Rand’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Rand Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Rand or its Subsidiary or, to Rand’s knowledge, any other party thereto under any such Rand Material Contract.

4.13 Property; Investment Securities.

(a) Except as set forth on Section 4.13 of the Rand Disclosure Schedule, Rand or its Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Rand SEC Report as being owned by Rand or its Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Rand SEC Report or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Rand’s knowledge, the lessor.

(b) Without limiting the foregoing Section 4.13(a), each of Rand and its Subsidiary has good title to all securities and investment assets owned by it, free and clear of any Liens, except (i) for those Liens or restrictions arising under the Organizational Documents of the issuers of such securities, (ii) to the extent such securities or investment assets are pledged in connection with the SBA Debentures, (iii) Permitted Liens or (iv) for Liens or restrictions that would not individually or in the aggregate be material with respect to the value, ownership or transferability of such securities or investment assets.

4.14 Intellectual Property. Rand and its Subsidiary own or have the right to use in the manner currently used all Intellectual Property Rights material to the respective businesses of Rand and its Subsidiary as now conducted and as described in Rand SEC Reports, and the expected expiration of any of such Intellectual Property Rights would not be material to Rand and its Subsidiary, taken as a whole.

4.15 State Takeover Laws. The Rand Board has unanimously approved this Agreement and the Stock Purchase as required to render inapplicable to the Agreement and such transaction the restrictions on “business combinations” set forth in Section 912 of the NYBCL or any other “moratorium”, “control share”, “fair price”, “takeover”, or “interested stockholder” law (any such laws, “Takeover Statute”).

4.16 Rand Information. The information relating to Rand and its Subsidiary that is provided by Rand or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Stock Purchase, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement as it relates to Rand and its Subsidiary and other portions within the reasonable control of Rand and its Subsidiary will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17 Insurance. Rand and its Subsidiary maintain, or are covered by, policies of insurance in such amounts and against such risks as are customary in the industries in which Rand and its Subsidiary operate. Rand and its Subsidiary have paid, or caused to be paid, all premiums due under all insurance policies of Rand and its Subsidiary and have not received written notice that they are in default with respect to any material obligations under such policies. Neither Rand nor its Subsidiary has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, Rand or its Subsidiary, other than as would not, individually or in the aggregate, be material to Rand and its Subsidiary, taken as a whole.

4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement, neither Rand nor any other Person on behalf of Rand makes any express or implied representation or warranty with respect to Rand, its Subsidiary, any investment assets or Portfolio Company, or any other information provided to East in connection with the Stock Purchase, including the accuracy, completeness or timeliness thereof. Neither Rand nor any other Person will have or be subject to any claim, liability or indemnification obligation to East, or any other Person resulting from the distribution or failure to distribute to East, or East’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to East in the electronic data room maintained by Rand for purposes of the Stock Purchase or management presentations in expectation of the Stock Purchase, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EAST

Except as disclosed in East Disclosure Schedule, East hereby represents and warrants to Rand as follows:

5.1. Corporate Organization.

(a) East is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. East has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) East is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on East.

5.2. Authority; No Violation. (a) East has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Stock Purchase. The execution and delivery of this Agreement and the consummation of the Stock Purchase have been duly and validly approved by East. No other limited liability company or other proceedings on the part of East are necessary to approve the Stock Purchase. This Agreement has been duly and validly executed and delivered by East and (assuming due authorization, execution and delivery by Rand) constitutes the valid and binding obligations of East, enforceable against East in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by East or the consummation by East of the Stock Purchase, nor compliance by East with any of the terms or provisions of this Agreement, will (i) violate any provision of East’s Organizational Documents, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Laws applicable to East or any of its properties or assets, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on East, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of East under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which East or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

5.3. Consents and Approvals.

(a) Except for (i) filings under Section 13(d) and Section 16 of the Exchange Act with the SEC and (ii) compliance with the Investment Company Act and the rules and regulations promulgated thereunder, no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity by East are necessary in connection with the execution and delivery by East of this Agreement or the consummation by East of the Stock Purchase.

(b) Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by East of this Agreement or the consummation by East of the Stock Purchase.

5.4. Regulatory Matters. East is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business, or would in any way adversely affect the Stock Purchase (each item in this sentence, a “East Regulatory Agreement”), nor has East been advised by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such East Regulatory Agreement.

5.5. Broker’s Fees. None of East or any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Stock Purchase.

5.6. Legal Proceedings.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on East, neither East nor any of its Affiliates is a party to any, and there are no pending or, to East’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against East or any of its Affiliates or to which its assets are subject.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on East, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon East or any of its Subsidiaries or any of their respective assets (or that, upon consummation of the Stock Purchase, would apply to Rand or its Subsidiary).

5.7. State Takeover Laws. No Takeover Statute under the laws of the State of Delaware applies to East in connection with the Stock Purchase.

5.8. East Information. The information relating to East that is provided by East or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Stock Purchase, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.9. Sufficiency of Funds. East has sufficient immediately available funds in cash or cash equivalents, or availability under lines of credit in effect, in each case as necessary to pay the full amount of the Cash Consideration and any other amounts required to be paid by East under this Agreement, together with expenses incurred by East or its Affiliates in connection with the preparation, negotiation and execution of this Agreement and the Stock Purchase, and to effect the consummation of the Stock Purchase.

5.10. No Arrangements with Management or Stockholders. Other than this Agreement, as of the date hereof, there are no binding contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between East or any of its Affiliates, on the one hand, and any member of Rand’s management or Rand Board, or any Rand Stockholder, on the other hand, relating to the Stock Purchase.

5.11. Securities Laws Matters.

(a) East is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. East agrees to furnish any additional information requested by Rand to assure compliance with applicable U.S. federal and state securities laws in connection with the Stock Purchase. The Purchased Shares will be acquired by East for its own account for investment purposes, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any part thereof, without prejudice, however, subject to East’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares at any time pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws. East is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner, whether a natural person or entity.

(b) East understands that Purchased Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that Purchased Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(c) East is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Purchased Shares.

(d) East further understands that (i) each certificate representing Purchased Shares shall be stamped or otherwise imprinted with a legend substantially in the following form or (ii) with respect to any Purchased Shares held in book entry form, Rand shall cause its transfer agent to apply a legend substantially in the following form to such Purchased Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO RAND, IS AVAILABLE. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT, DATED AS                     , BY AND BETWEEN EAST ASSET MANAGEMENT, LLC AND RAND CAPITAL CORPORATION, A COPY OF WHICH IS ON FILE WITH RAND CAPITAL CORPORATION.

The legend set forth above shall be removed by Rand from any certificate evidencing Purchased Shares upon delivery to Rand of an opinion by counsel, reasonably satisfactory to Rand, that a registration statement under the Securities Act is at that time in effect with respect to the legend security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Rand issued the shares of Rand Common Stock to East.

5.12. Certain Regulatory Matters. As of the date of this Agreement, East is not, and as of the Closing Date, East will not be, (i) relying on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act for an exclusion from the definition of “investment company” under the Investment Company Act or (ii) otherwise required to be registered as an “investment company” under the Investment Company Act.

5.13. Contributed Investment Assets; Title to Contributed Investment Assets.

(a) Except as set forth in Section 5.13(a) of the East Disclosure Schedule, East is the sole owner and holder of the Contributed Investment Assets and East has good and marketable title and all legal and beneficial ownership interest in and to all of the Contributed Investment Assets, free and clear of any Liens (but subject to the Contributed Loan Documents and Liens arising under applicable Law). Except as set forth in Section 5.13(a) of East Disclosure Schedule, none of the Contributed Loans are subject to a participation or other participating or other interest of any nature whatsoever pursuant to which East has, or prior to the Closing Date will have, participated its interests (or sold a participating or other interest) in such Contributed Loan.

(b) Except as set forth in Section 5.13(b) of East Disclosure Schedule, there are no actions, suits, claims or proceedings pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or other entity action for the purpose of authorizing any of the foregoing. Neither East nor, to East’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Contributed Loan Documents. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of East or any of its Subsidiaries or, to East’s knowledge, any other party thereto under any Contributed Loan Document. There are no disputes pending or, to East’s knowledge, threatened with respect to any Contributed Loan Document.

(c) Except as set forth in Section 5.13(c) of the East Disclosure Schedule, each Contributed Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable Laws.

(d) The obligations of each Borrower with respect to the applicable Contributed Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Contributed Loan Documents, or the exercise of any right thereunder, will not render such Contributed Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and East has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.

(e) Complete and correct copies of all the Contributed Loan Documents and Contributed Loan Files, including all material modifications, amendments and supplements thereto, have been made available to Rand prior to the date hereof. Except as set forth in such documents or files provided to Rand, (1) the Contributed Loan Documents (A) have not been modified in any material respect, satisfied or canceled in whole or in part (except for repayments occurring after the date of the Contributed Loan Schedule), or subordinated to any other indebtedness of the applicable Borrower and (B) are not subject to any release or compliance waiver that is currently in effect as to any provision thereof (or, if such release or compliance waiver exists, was made available to Rand), and (2) except to the extent permitted under the terms of the applicable Contributed Loan Documents, (I) no underlying obligor with respect to the Contributed Loan Documents has been released from liability, and (II) no Contributed Loan Collateral has been released from the Liens granted under the Contributed Loan Documents.

(f) None of the Contributed Loan Notes has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person.

(g) As of the date hereof, except as set forth on Section 5.13(g) of the East Disclosure Schedule, no Contributed Loan is more than thirty (30) days delinquent in the payment of interest or principal therein.

(h) Each Contributed Loan Document to which East is a party constitutes the legal, valid and binding obligations of East and, to the knowledge of East, each Borrower party thereto, enforceable against East and, to the knowledge of East, each Borrower party thereto, in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

(i) The Contributed Loan Schedule is accurate in all material respects.

(j) Except as set forth in Section 5.13(j) of the East Disclosure Schedule, no Consent of any Person is required to sell, assign, transfer, convey, contribute or deliver, or in connection with selling, assigning, transferring, conveying, contributing or delivering, a Contributed Investment Asset to Rand pursuant to the Stock Purchase.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Closing. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other Party, during the period from the date of this Agreement to the Closing Date, (a) Rand shall, and shall cause its Subsidiary to, (i) conduct its business in the ordinary course, as such business is being conducted as of the date hereof, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (iii) not take or omit to take any action that would reasonably be expected to have a Material Adverse Effect, and (b) both of Rand and East shall, and shall cause each of its respective Subsidiaries or Affiliates to, take no action that is intended to or would reasonably be expected to adversely affect or delay the ability of Rand or East either to obtain any necessary approvals of any SRO or Governmental Entity required for the Stock Purchase or to perform its covenants and agreements under this Agreement or to consummate the Stock Purchase.

6.2. Rand Forbearances. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, or as provided on Section 6.2 to the Rand Disclosure Schedule, Rand shall not, and shall not permit its Subsidiary to, without the prior written consent of East (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, make any loan or advance or capital contribution to, or investment in, any Person;

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, other than (A) any regular quarterly dividend consistent with past practice and (B) dividends paid by the SBIC Subsidiary to Rand;

(iii) make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; or

(iv) grant any stock options or restricted shares under any equity incentive plan of Rand, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities;

(c) except as required under any Rand Contract or Rand Benefit Plan existing as of the date hereof or as required by applicable Law, (i) increase in any material manner the compensation or benefits of any of Rand Employees, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Rand Benefit Plan or plan, agreement or arrangement which would be a Rand Benefit Plan if in effect on the date hereof, or (iii) hire any senior management employee or terminate the employment of any senior management employee other than for cause;

(d) other than in the ordinary course of business consistent with past practice with respect to securities of Portfolio Companies, sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than pursuant to contracts in force at the date of this Agreement;

(e) other than the amendment of the Rand Certificate to increase the number of authorized shares of Rand Common Stock as described in Section 7.3(a)(ii), amend the Rand Certificate or the Rand Bylaws or the Organizational Documents of the SBIC Subsidiary, or take any action to exempt any person or entity (other than East or any of its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;

(f) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Stock Purchase set forth in Article VIII not being satisfied;

(g) incur any capital expenditures that would exceed $25,000 individually or $75,000 in the aggregate;

(h) commence or settle any material Claims;

(i) amend, terminate, cancel, renew or agree to any material amendment of, or change in or waiver under any Rand Material Contract;

(j) make any material change to its principles, practices or methods of accounting, except (i) as required by GAAP (or any interpretation), (ii) as required by a change in applicable Law, or (iii) recommended by the audit committee of the Rand Board;

(k) enter into any material transaction other than in the ordinary course of business consistent with past practice; or

(l) agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

6.3. East Forbearances. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, or as provided on Section 6.3 to the East Disclosure Schedule, East shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Rand (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any Contributed Investment Asset to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign, or sell or transfer a participating or other interest in, any material amount of indebtedness under a Contributed Loan;

(b) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Stock Purchase set forth in Article VIII not being satisfied;

(c) commence or settle any material Claims relating to the Contributed Investment Assets;

(d) amend, terminate, cancel, renew or agree to any material amendment of, or change in or waiver under any, Contributed Loan Document; or

(e) agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory and Other Matters.

(a) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all third parties and Governmental Entities and Consents that are necessary or advisable to consummate the Stock Purchase and defend any lawsuits or other Claims challenging this Agreement or the consummation of the Stock Purchase, and to comply with the terms and conditions of all such Permits of all such third parties or Governmental Entities. Each of the Parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other Party on, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to Rand or East, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Stock Purchase. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Entities necessary or advisable to consummate the Stock Purchase and each Party will keep the other apprised of the status of matters relating to completion of the Stock Purchase.

(b) Without in any way limiting the foregoing Section 7.1(a), as promptly as reasonably practicable after the date of this Agreement, Rand shall prepare (with East’s reasonable cooperation), and use its commercially reasonable efforts to file, as soon as reasonably practicable following the date of this Agreement, the preliminary Proxy Statement with the SEC. No filing of, or amendment or supplement to, the Proxy Statement as it relates to East or the Stock Purchase will be made by Rand without providing East a reasonable opportunity to review and comment thereon, which comments Rand will consider for inclusion in good faith. In connection with the foregoing, each of East and Rand shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, members, managers, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. Rand will advise East promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, in each case to the extent related to East or the Stock Purchase, and will promptly provide East with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Closing Date, any information relating to Rand or East, or any of their respective Affiliates, officers or directors, should be discovered by Rand or East that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to Rand Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by either Party hereunder or otherwise affect the remedies available hereunder to either Party.

(c) Promptly following the date hereof, Rand shall inform the SBA of the Stock Purchase take such actions in accordance with SBA regulations and guidelines, and make such filings, as may be reasonably necessary to obtain the SBA’s approval and/or consent of the continued effectiveness of the SBA licenses held by Rand or the SBIC Subsidiary (the “SBA Approval”) or to receive confirmation that SBA Approval is not required.

7.2. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, Rand shall, and shall cause its Subsidiary to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of East, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records, and, during such period, Rand shall, and shall cause its Subsidiary to, make available to East (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that Rand is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as East may reasonably request that is relevant to the Stock Purchase. Neither Rand nor its Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Rand or its Subsidiary or contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, East shall, and shall cause each of its Subsidiaries or Affiliates, as applicable, to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Rand, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records relating to the Contributed Investment Assets and, during such period, East shall, and shall cause its Subsidiaries or Affiliates, as applicable, to, make available to Rand all information concerning the Contributed Investment Assets or its business, properties and personnel as Rand may reasonably request that is relevant to the Stock Purchase. Neither East nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of East or any of its Subsidiaries or Affiliates, as applicable, or contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) Rand shall file all periodic reports required to be filed by it between the date hereof and the Closing. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for Rand SEC Reports.

(d) All information and materials provided pursuant to this Agreement shall be subject to (i) the provision regarding confidentiality set forth in Section 8 of the Letter of Intent entered into by and among Rand, East and Callodine Capital Management LP as of November 1, 2018 and (ii) the Non-Disclosure Agreement entered into by and among Rand, East and Callodine Capital Management LP as of March 26, 2018 (together, the “Confidentiality Agreement”).

(e) No investigation by a Party hereto or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

7.3. Rand Stockholder Approvals.

(a) Subject to the earlier termination of this Agreement in accordance with Article IX, as promptly as reasonably practicable following Rand’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement, Rand, acting through Rand Board, shall duly call, give notice of, convene and hold the Rand Stockholder Meeting for the purpose of obtaining the following stockholder approvals (collectively, such stockholder approvals, the “Rand Stockholder Approvals”):

(i) approval and adoption of a proposal to issue Rand Common Stock at a price that is below the then current net asset value per share of the Rand Common Stock in connection with the Stock Purchase by the 1940 Act Majority and the 1940 Act Majority excluding Rand Common Stock held by Affiliates of Rand, which, for this purpose, includes Rand’s directors, officers, employees and five percent stockholders in accordance with Section 15 of the Investment Company Act;

(ii) approval and adoption of an amendment to the Rand Certificate to increase the number of shares of authorized Rand Common Stock to 100,000,000 shares of Rand Common Stock by an affirmative vote of holders of a majority of the outstanding shares of Rand Common Stock; and

(iii) approval and adoption of a proposal to approve, for purposes of complying with NASDAQ listing rules 5635(a) and 5635(b), the Stock Purchase by affirmative vote of a majority of the votes cast at the Rand Stockholder Meeting.

(b) In connection therewith, Rand Board shall be permitted to adjourn, delay or postpone Rand Stockholder Meeting in accordance with applicable Law (but not beyond the Outside Date) (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Rand Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Rand Stockholders prior to Rand Stockholder Meeting, (ii) if there are insufficient shares of Rand Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Rand Stockholder Meeting, or (iii) to allow reasonable additional time to solicit additional proxies to the extent Rand Board or any committee thereof reasonably believes necessary in order to obtain Rand Stockholder Approvals and the Rand Board determines that such delay or postponement is consistent with its fiduciary duties. Unless the Rand Board has made an Adverse Recommendation Change, Rand shall, through Rand Board, make the Rand Board Recommendation, and shall include such Rand Board Recommendation in the Proxy Statement, and use its commercially reasonable efforts to (x) solicit from Rand Stockholders proxies in favor of the Rand Stockholder Approvals, and (y) take all other action necessary or advisable to secure the Rand Stockholder Approvals.

(c) Except as expressly permitted in Section 7.7(e), the Rand Board shall not (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to East, the Rand Board Recommendation, (ii) fail to reaffirm the Rand Board Recommendation or fail to publicly state that the Stock Purchase and this Agreement are in the best interests of the Rand Stockholders, within fifteen (15) Business Days after East requests in writing that such action be taken, (iii) fail to publicly announce, within fifteen (15) Business Days after a tender offer or exchange offer relating to the securities of Rand shall have been commenced, a statement disclosing that the Rand Board recommends rejection of such tender offer or exchange offer, (iv) take or resolve to take any other action or make any other statement in connection with the Rand Stockholder Meeting inconsistent with the Rand Board Recommendation or (v) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (any of the foregoing (i) through (v) being referred to as an “Adverse Recommendation Change”).

7.4. Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual Claim, including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director or officer of Rand or its Subsidiary or who is or was serving at the request of Rand or its Subsidiary as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Rand or its Subsidiary prior to the Closing or (ii) this Agreement or the Stock Purchase, whether asserted or arising before or after the Closing, the Parties shall cooperate and use their commercially reasonable efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of any Indemnified Party as provided in the Organizational Documents, and any existing indemnification agreements set forth in Section 7.4 of the Rand Disclosure Schedule, shall survive the Stock Purchase as a contractual obligation of Rand and shall continue in full force and effect in accordance with their terms following the Closing Date, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Closing.

(b) Rand shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses (subject to an undertaking, in such form as may be required under applicable Law as in effect at the time of the execution thereof, to reimburse the portion (if any) of any expenses advanced to the Indemnified Party relating to Claims as to which it shall ultimately be adjudged that the statutory standard of conduct has not been met by the Indemnified Party for entitlement to such indemnification) to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Rand or its Subsidiary, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Stock Purchase) or taken at the request of East pursuant to Section 7.5 hereof.

(c) For a period of not less than six (6) years from the Closing Date, Rand shall, at its sole cost, either (i) maintain officers’ and directors’ liability insurance covering the individuals serving as officers and directors of Rand or its Subsidiary immediately prior to the Closing in an amount not less than, and on terms no less favorable in the aggregate to, such officers and directors of Rand or its Subsidiary than under the directors’ and officers’ liability insurance policy maintained by Rand as of the Closing Date or (ii) cause the individuals serving as officers and directors of Rand or its Subsidiary immediately prior to the Closing to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by Rand through the purchase of so-called “tail” insurance (provided that Rand may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Closing that were committed by such officers and directors in their capacity as such. In connection with the foregoing subclause (c)(ii), Rand shall not be required to expend in the aggregate for the entire six (6)-year period referred to above an amount in excess of 300% of the annual premiums currently paid by Rand for such insurance.

(d) The provisions of this Section 7.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.5. Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest any Party with full title to all properties, assets, rights, approvals, immunities and franchises of another Party, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by such Party.

7.6. Advice of Changes. Each of East and Rand shall promptly advise the other Party of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it, or (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement that would result in the conditions to the Closing set forth in Article IX not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

7.7. No Solicitation.

(a) Subject to Section 7.7(d), from and after the date hereof, Rand shall, and shall cause its representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal and (ii) terminate any data room access (or other access to diligence) of any Person relating to any Competing Proposal.

(b) Until the earlier of the Closing or termination of this Agreement, Rand shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by Rand or any of its representatives of any Competing Proposal or any inquiry that could reasonably be expected to lead to a Competing Proposal that was not solicited in breach of Section 7.7(a), deliver to East a written notice setting forth: (A) the identity of the Person making such Competing Proposal or inquiry (except to the extent prohibited by the terms of any confidentiality agreement entered into prior to the date of this Agreement) and (B) the material terms and conditions of any such Competing Proposal or an unredacted copy of any documents in connection with such Competing Proposal. Rand shall keep East reasonably informed of any amendment or modification of any such Competing Proposal on a prompt basis, and in any event within two (2) Business Days.

(c) Except as otherwise provided in this Agreement (including Section 7.7(d)), until the earlier of Closing or termination of this Agreement in accordance with its terms, Rand and its Subsidiary shall not, and Rand shall cause its representatives not to, directly or indirectly, (i) initiate, solicit, propose, induce or knowingly encourage, facilitate or assist the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, or enter into any agreement, arrangement or understanding with, any Person relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal or (iii) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, a Competing Proposal; provided however, that notwithstanding the foregoing, Rand (A) may inform Persons of the provisions contained in this Section 7.7 and (B) grant a waiver of, or terminate, any “standstill” or similar obligation of any Person with respect to Rand in order to allow such Person to confidentially submit a Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Rand Stockholder Approval is obtained, in the event that Rand (or its representatives on Rand’s behalf) receives a Competing Proposal, (i) Rand and its representatives may contact such Person to clarify the terms and conditions thereof (without the Rand Board being required to make the determination in clause (ii) of this Section 7.7(d)) and (ii) Rand and the Rand Board and its representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its representatives and Affiliates if the Rand Board determines in good faith (after consultation with its outside financial advisors and legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Rand under applicable Law; provided, that (x) such Competing Proposal did not result from any breach of any of the provisions set forth in this Section 7.7, (y) prior to furnishing any non-public information concerning Rand, Rand receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with Rand, a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to Rand than those contained in the Confidentiality Agreement (unless Rand offers to amend the Confidentiality Agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”) and (z) Rand shall promptly provide or make available to East any material written non-public information concerning Rand that it provides to such Person given such access that was not previously made available to East or its representatives concurrently with the delivery of such material non-public information to such Person.

(e) Except as otherwise provided in this Agreement, (i) the Rand Board shall not effect an Adverse Recommendation Change, and (ii) the Rand Board shall not approve or recommend, or allow Rand to execute or enter into, any letter of intent, memorandum of understanding or definitive stock purchase agreement, merger agreement or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement); provided however, that notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Rand Stockholder Approval, the Rand Board may (x) make an Adverse Recommendation Change solely as a result of an Intervening Event if the Rand Board determines in good faith (after consultation with its outside financial advisor and legal counsel) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Rand Board under applicable Law, or (y) if Rand has received a Competing Proposal that the Rand Board has determined in good faith (after consultation with its outside financial advisor and legal counsel) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit Rand to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 9.1(f), but in each case only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and entering into good faith negotiations as required by Section 7.7(f).

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 9.1(f) may be effected, in each case until 5:00 p.m. on fifth (5th) calendar day following receipt of written notice from Rand to East advising East that Rand intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 9.1(f) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal. At the option of East, the Parties shall negotiate in good faith during such period to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the Rand Board shall take into account any revisions to the terms of this Agreement proposed in writing by East in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise. Any amendment to such Superior Proposal shall require a new Notice of Superior Proposal and Rand shall be required to comply again with the requirements of this Section 7.7(f); provided, however, that the five (5) calendar day requirement shall be changed to three (3) calendar days.

(g) Notwithstanding the foregoing, nothing in this Agreement shall restrict Rand from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Rand Board to Rand Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Rand that describes Rand’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommended Change); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement.

7.8. Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Stock Purchase, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Stock Purchase may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Stock Purchase.

7.9. Stockholder Litigation. Between the date of this Agreement and the Closing, Rand shall (a) provide prompt notice to East of all stockholder litigation relating to this Agreement or the Stock Purchase, and (b) consult with East regarding the defense and settlement of any litigation outstanding as of the date of this Agreement.

7.10. NEWCO Registration as an Investment Adviser. NEWCO shall, and East shall cause NEWCO to, within five (5) Business Days after receipt of the Rand Stockholder Approvals, file a Form ADV with the SEC and make any other filing with any other Governmental Entity in order for NEWCO to become registered as an investment adviser under the Investment Advisers Act. NEWCO shall use its best efforts to, and East cause NEWCO to use its best efforts to, become, and to take any and all actions necessary to avoid or eliminate each and every impediment or to fulfill each and every requirement under the Investment Advisers Act or other applicable Law that may be asserted or required by any Governmental Entity so as to become, registered as an investment adviser under the Investment Advisers Act as promptly as possible after receipt of the Rand Stockholder Approvals.

7.11. No Material Change to Management Agreements. Between the date of this Agreement and the Closing Date, Rand shall not, without the written consent of East, amend, modify or alter, or agree to amend, modify or alter, either or both of the Management Agreements in any manner that deviates from the forms of Management Agreements attached to this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation To Effect the Stock Purchase. The respective obligations of the Parties to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. Rand Stockholder Approvals shall have been obtained.

(b) Externalization.

(i) Approval of Investment Advisory Agreement. The Investment Advisory Agreement shall have been (1) approved and adopted by the Rand Board in accordance with Section 15 of the Investment Company Act and the Rand Board shall have recommended that the Rand Stockholders approve the Investment Management Agreement at a meeting of the Rand Stockholders, and (2) approved by the 1940 Act Majority in accordance with Section 15 of the Investment Company Act.

(ii) Delivery of Management Agreements. Each of the Management Agreements shall have been duly and validly executed and delivered by Rand and (assuming due authorization, execution and delivery by NEWCO) shall constitute the valid and binding obligations of Rand, enforceable against Rand in accordance with their respective terms.

(iii) Registration of Adviser. NEWCO shall be registered as an investment adviser under the Investment Advisers Act.

(iv) Rand Employees. Rand shall deliver evidence reasonably satisfactory to East that (1) each Employment Agreement has been terminated effective as of immediately prior to the Externalization and no payments have been or will be made under such Employment Agreements by Rand or any other party in connection with such termination, and (2) each Rand Employee has been terminated or otherwise resigned effective as of immediately prior to the Externalization.

(v) Rand Benefit Plans. Rand shall have delivered evidence reasonably satisfactory to East that each Rand Benefit Plan has been terminated effective as of immediately prior to the Externalization and no payments have been or will be made under such Rand Benefit Plans by Rand or any other party in connection with such termination.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Stock Purchase shall be in effect.

(d) No Governmental Entity Litigation. There shall be no pending suit, action or proceeding by any Governmental Entity (i) challenging the Stock Purchase, seeking to restrain or prohibit the consummation of the Stock Purchase or seeking to obtain from Rand or East any damages that are material in relation to Rand and its Subsidiary taken as a whole, or (ii) seeking to prohibit NEWCO or any of its Affiliates from effectively becoming the external investment adviser of Rand and its Subsidiary.

(e) SBA Matters. Unless (i) Rand shall have received the SBA Approval or (ii) the SBA has provided confirmation to Rand that no approval from the SBA is required, in a manner that would allow the SBA Debentures to remain outstanding in accordance with their respective terms, Rand shall have delivered evidence to East of the payoff of, or the escrowing of funds in an amount sufficient to payoff, the SBA Debentures in accordance with SBA regulations.

8.2. Conditions to Obligations of East. The obligations of East to effect the Stock Purchase is also subject to the satisfaction, or waiver by East, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.4, and without giving effect to the impact of the Closing, the representations and warranties of Rand set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and East shall have received a certificate signed on behalf of Rand by the Chief Executive Officer or the Chief Financial Officer of Rand to the foregoing effect.

(b) Performance of Obligations of Rand. Rand shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and East shall have received a certificate signed on behalf of Rand by the Chief Executive Officer or the Chief Financial Officer of Rand to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to Rand, or occurrence, change, event, effect or development that,

individually or in combination with any other occurrence, change, event, effect or development, is or could reasonably be expected to result in, a Material Adverse Effect with respect to Rand, shall have occurred; and East shall have received a certificate signed on behalf of Rand by the Chief Executive Officer or the Chief Financial Officer of Rand to such effect.

(d) Shareholder Agreement. Rand shall have executed and delivered the Shareholder Agreement.

8.3. Conditions to Obligations of Rand. The obligation of Rand to effect the Stock Purchase is also subject to the satisfaction or waiver by Rand at or prior to the Closing of the following conditions:

(a) Representations and Warranties of East. Subject to the standard set forth in Section 8.4, the representations and warranties of East set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Rand shall have received certificates signed by an officer of East to the foregoing effect.

(b) Performance of Obligations of East. East shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Rand shall have received a certificate signed by an officer of East to such effect.

(c) Receipt of Consents. Each Consent set forth on Section 5.13(j) of the East Disclosure Schedule shall have been obtained.

(d) Delivery of Management Agreements by NEWCO. Each of the Management Agreements shall have been duly and validly executed and delivered by NEWCO and (assuming due authorization, execution and delivery by Rand) shall constitute the valid and binding obligations of NEWCO, enforceable against NEWCO in accordance with their respective terms.

(e) Shareholder Agreement. East shall have executed and delivered the Shareholder Agreement.

8.4. Standard. No representation or warranty of Rand contained in Article IV or of East contained in Article V shall be deemed untrue, inaccurate or incorrect for purposes of Section 8.2(a) or 8.3(a), as applicable, under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of Rand, Article V, in the case of East, has had or would reasonably be expected to have a Material Adverse Effect with respect to Rand or East, as applicable (disregarding for purposes of this Section 8.4, except in the case of Section 4.8, all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (i) Sections 4.2(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 4.2(a) or (b), respectively, taken as a whole), and (ii) Sections 4.1(a), 4.3(a), 4.3(c)(i), 4.7, and 4.15, in the case of Rand, Sections 5.1(a), 5.2(a), 5.2(b)(i), 5.5 and 5.12, in the case of East, shall be deemed untrue and incorrect if not true and correct in all respects.

8.5. Frustration of Closing Conditions. Neither Rand, on the one hand, nor East, on the other hand, may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Rand Stockholder Approvals:

(a) by mutual consent of Rand and East, in a written instrument duly authorized by Rand and East;

(b) by either Rand or East, if the Stock Purchase shall not have been consummated on or before November 30, 2019 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(c) by either Rand or East, at any time prior to the Closing, in the event that Rand shall have failed to obtain the Rand Stockholder Approvals at the Rand Stockholder Meeting or any adjournment thereof;

(d) by either of Rand or East (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Rand, in the case of a termination by East, or of East, in the case of a termination by Rand, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by East, (i) within ten (10) Business Days after the Rand Board shall have effected an Adverse Recommendation Change prior to receipt of the Rand Stockholder Approvals, or (ii) in the event the Rand Board has approved, or authorized Rand or its Subsidiary to enter into, a merger agreement, letter of intent, acquisition agreement, stock purchase agreement or other similar agreement with respect to a Competing Proposal; or

(f) by Rand, in the event that:

(i) (A) Rand shall have received a Superior Proposal, (B) subject to Rand’s obligations under Section 7.7(f), the Rand Board shall have authorized Rand to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (C) concurrently with the termination of this Agreement, Rand pays East the Termination Fee contemplated by Section 9.4 and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(ii) the Rand Board shall have effected an Adverse Recommendation Change in accordance with the terms of Section 7.7.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Effect of Termination. In the event of termination of this Agreement by any of Rand or East, as provided in Section 9.1, this Agreement shall become void and have no effect, and none of Rand or East, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Stock Purchase, except that (i) Sections 7.2(d), 9.2, 9.3, 9.4 and Article X shall survive any termination of this Agreement, and (ii) except as provided in Section 10.9(c), neither Rand nor East shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement. For all purposes of this Agreement, “knowing and intentional breach” means an act or failure to act undertaken by the breaching party who had actual knowledge that, and intention that, such party’s act or failure to act would result in or constitute a breach of the Agreement.

9.3. Fees and Expenses. All fees and expenses incurred in connection with the Stock Purchase shall be paid by the Party incurring such fees or expenses.

9.4. Termination Fee.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(f) then, provided that East was not in material breach of its representations, warranties, covenants or agreements hereunder at the time of termination, Rand will pay to East, or to its designee within (x) two (2) Business Days in the event of termination pursuant to Section 9.1(e) or (y) immediately prior to the time of termination by Rand in the event of termination pursuant to Section 9.1(f), a fee in an amount equal to the East Expenses of up to $750,000 (such amount, the “Termination Fee”) to an account or accounts designated in writing by East. The right of East to receive the Termination Fee under this Section 9.4(a) shall be East’s sole recourse in connection with termination of this Agreement pursuant Section 9.1(e) or Section 9.1(f), except in the circumstance where, at the time of termination of this Agreement under Section 9.1(e) or Section 9.1(f), East had the legal right to terminate this Agreement under Section 9.1(d) as a result of a knowing and intentional breach of this Agreement by Rand.

(b) In the event that (i) a Competing Proposal shall have been made or proposed to Rand (and publicly disclosed to the Rand Stockholders) or otherwise publicly announced, (ii) this Agreement is validly terminated by either East or Rand pursuant to Section 9.1(b) or (c) or is terminated by East pursuant to Section 9.1(d) (as a result of a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of Rand), and (iii) within twelve (12) months following the date of such termination, Rand enters into an agreement for or relating to, and consummates, a Competing Proposal, or otherwise consummates any Competing Proposal (whether or not such Competing Proposal is the same Competing Proposal referred to in clause (i), but in each case for purposes of this Section 9.4(b), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed references to “fifty percent (50%)”), Rand will pay to East, or to East’s designee, the Termination Fee within three (3) Business Days of the date on which Rand enters into such agreement or consummates such Competing Proposal. The right of East to receive the Termination Fee under this Section 9.4(b) shall be East’s sole recourse in connection with termination of this Agreement pursuant to Section 9.1(b), (c) or (d) (as a result of a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of Rand), except for termination of this Agreement by East pursuant to Section 9.1(d) as the result of a knowing and intentional breach of this Agreement by Rand.

(c) The Parties acknowledge and hereby agree that in no event shall Rand be required to pay a Termination Fee on more than one occasion, and that only a single Termination Fee, if payable, shall be paid to East.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Stock Purchase, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate East, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Stock Purchase, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the Parties would not enter into this Agreement, and (iv) in the event that Rand shall fail to pay the Termination Fee pursuant to this Section 9.4, when due, and, in order to obtain such payment, East commences a suit that results in a final, non-appealable judgment against Rand, then Rand shall pay to East costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee at a rate equal to five percent (5%) per annum commencing on the date such payment was required to be made through the date of payment.

9.5. Amendment. This Agreement may be amended by the Parties at any time before or after receipt of Rand Stockholder Approvals; provided, however, that after receipt of Rand Stockholder Approvals, there may not be, without further approval of such Rand Stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.6. Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by East or the Rand Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement in favor of such Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the matters set forth in Section 7.4 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

10.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Rand, to:

2200 Rand Building

Buffalo, New York 14203

Attention: Allen F. Grum, Chief Executive Officer

e-mail: pgrum@randcapital.com

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attention: John J. Zak. Esq.

e-mail: jzak@hodgsonruss.com

(b) if to East or NEWCO, to:

7777 NW Beacon Square Blvd.

Boca Raton, FL 33487

Attention: Adam Gusky

e-mail: agusky@emslp.com

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St., NW, Suite 700

Washington, DC 20001

Attention: Cynthia M. Krus, Esq.

e-mail: cynthiakrus@eversheds-sutherland.com

10.3. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each of the Rand Disclosure Schedule and East Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid and will be deemed to have the same legal effect as an original signed counterpart of this Agreement.

10.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Investment Advisory Agreement, the Administration Agreement, the Shareholder Agreement and Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

10.6. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of United States District Court for the Western District of New York and, if such court does not have jurisdiction over such dispute, the Supreme Court of the State of New York located in the County of Erie (including the applicable appellate courts thereof, collectively, the “New York Courts”) in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable New York Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable New York Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable New York Court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable New York Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for by applicable Law. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

10.7. Publicity. No Party shall, nor shall they permit any of their respective Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Stock Purchase without the prior consent (which consent shall not be unreasonably withheld) of East, in the case of a proposed announcement or statement by Rand, or Rand, in the case of a proposed announcement or statement by East; provided, however, that any Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ.

10.8. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.4, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Except as provided in Section 7.4 only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.4 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or obligations set forth in this Agreement, Rand shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9(b), no Party shall in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.9(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9(b) shall require any Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.9(b) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.9(b) or anything set forth in this Section 10.9(b) restrict or limit any Party’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary set in this Section 10.9, the Parties expressly acknowledge and agree that the remedies set forth in Section 9.4 shall be the sole and exclusive remedies available to East or Rand in the event this Agreement is terminated under Section 9.1(e) or (f). To the extent East is entitled to receive the Termination Fee, except as otherwise provided in Section 9.4, the receipt of such amounts shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by East or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Stock Purchase (and the abandonment thereof) or any matter forming the basis for such termination, and none of East or any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Rand or any of its Affiliates arising out of this Agreement, the Stock Purchase or any matters forming the basis for such termination.

10.10. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Stock Purchase. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RAND CAPITAL CORPORATION

By:	/s/ Allen F. Grum
Name: Allen F. Grum
Title: President and Chief Executive Officer

EAST ASSET MANAGEMENT, LLC

By:	/s/ Adam Gusky
Name: Adam Gusky
Title: CIO

RAND CAPITAL MANAGEMENT LLC

(solely for purposes of being bound by Sections 7.10 and 10.9(a) and (b))

By:	/s/ Brian Collins
Name: Brian Collins
Title: Managing Member

Signature Page